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                                                           OMB APPROVAL
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------                                                 OMB Number: 3235-0362
FORM 5                                               Expires: October 31, 2001
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/ / Check box if no             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                         WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/x/ Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person(s)
    Lozowicki,     Marek                          Infotopia, Inc. (IFTA)                         to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------        Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for       ---               ---
                                                  Number of Reporting        Month/Year           X  Officer (give    Other (specify
    51 School St.                                 Person, if an entity       December/2000       --- title below)  ---       below)
                                                  (Voluntary)                                    Executive Vice President, Secretary
-------------------------------------------                               ----------------    --------------------------------------
                 (Street)                                                 5. If Amendment,    7. Individual or Joint/Group Reporting
                                                                             Date of Original    (check applicable line)
   Wayland,         MA               01778                                   (Month/Year)
-------------------------------------------                                                       X  Form Filed by One Reporting
  (City)           (State)           (Zip)                                                       --- Person

                                                                                                     Form Filed by More than One
                                                                                                 --- Reporting Person
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                                               TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Ownership  7. Nature of
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Direct        Benefi-
                                  (Month/      (Instr.   --------------------------      the end of          (D) or        cial
                                   Day/         8)         Amount  (A) or  Price         Issuer's Fiscal     Indirect      Ownership
                                   Year)                           (D)                   Year                (I)           (Instr.
                                                                                         (Instr. 3 and 4)    (Instr.        4)
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Common Stock                       4/26/00       P          75,000  A   $      .01
Common Stock                       9/13/00       P       1,000,000  A   $     .001
Common Stock                       9/14/00       P         400,000  A   $    .1094
Common Stock                      12/27/00       S         300,000  D   $    .1611
Common Stock                      12/28/00       S         500,000  D   $    .1967       675,000             D


* If the form is filed by more than one reporting person, see instruction 4(b)(v).
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
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                                ------------------------------------
                                                                                Date    Expira-            Amount or
                                                               ---------------  Exer-   tion       Title   Number of
                                                                (A)     (D)     cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (l)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   By: /s/ Marek Lozowicki          7/18/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
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